Exhibit 99.02

                                SOUTHERN COMPANY
                              FINANCIAL HIGHLIGHTS
               (In Millions of Dollars Except Earnings Per Share)


                                                  3 Months Ended June                  6 Months Ended June
                                               -------------------------            -------------------------
                                                 2003              2002               2003              2002
                                                 ----              ----               ----              ----
                                               (Notes)           (Notes)             (Notes)           (Notes)

Consolidated Earnings-

Southern Company
Regulated Retail Business                       $ 275            $ 294               $ 500            $ 493
Competitive Generation                             61               44                 118               73
                                                -----            -----               -----            -----
Total                                             336              338                 618              566
Synthetic Fuels                                    19                8                  28               14
Products and Services                               4               (1)                 17                2
Leasing Business                                    7                4                  14               10
Parent Company and Other                          (17)             (17)                (30)             (36)
                                                -----            -----               -----            -----
Net Income - Excluding Dynegy (See Notes)       $ 349            $ 332               $ 647            $ 556
                                                =====            =====               =====            =====
  - As Reported                                 $ 432            $ 332               $ 730            $ 556
                                                =====            =====               =====            =====

Basic Earnings Per Share-(Notes)
- Excluding Dynegy (See Notes)                 $ 0.49           $ 0.47              $ 0.90           $ 0.79
- As Reported                                  $ 0.60           $ 0.47              $ 1.01           $ 0.79


Operating Revenues                            $ 2,859          $ 2,630             $ 5,412          $ 4,844
Average Shares Outstanding (in millions)          724              706                 722              704
End of Period Shares Outstanding (in millions)                                         728              708




Notes

- Excludes a one-time gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to review and adjustments and certain classifications may be different from final results published in the Form 10-Q.